Exhibit 10.17

Noveon Sales Holland B.V.
Oosterhorn 4
NL-9936
HD Farmsum
The Netherlands
Tel.: +31 596 648700
Fax.: +31 596 648790
HR Groningen: 27093978
BTW: NL 809 46 44 69 B01

January 1, 2003

EMPLOYMENT CONTRACT

THE UNDERSIGNED:

(1)
Noveon Sales Holland B.V. (the "Company"), whose registered office is in Farmsum (Oosterhorn 4), and an indirect subsidiary of Noveon, Inc (the "Parent Company") for these presents lawfully represented by P. Poty, and

(2)
K. Verhaar ("Mr. Verhaar"), born on August 28, 1953 and residing at Ter Wadding 45b (2253 LZ) Voorschoten.

WHEREAS:

(A)
The Parent Company intends to enter into an employment contract with Mr. Verhaar in the United States in the course of 2003;

(B)
Due to circumstances beyond control of parties, the exact date of commencement of employment in the United States is uncertain;

(c)
Parties have agreed that employment by the Parent Company in the United States commences in any event as per January 1, 2004;

(D)
Parties have further agreed that prior to (and until) the commencement of aforementioned employment in the United States, Mr. Verhaar shall be employed by the Company in the Netherlands;

(E)
Notwithstanding the aforementioned, the employment contract between Mr. Verhaar and the Company shall end as per the commencement of employment by the Parent Company in the United States.

HEREBY AGREE AS FOLLOWS:

Commencement and term of employment

1.1
As of 1 January 2003 Mr. Verhaar shall be employed by the Company as Vice President and General Manager Textile Coatings Global Business Unit.

1.2
This Agreement has been entered into for a fixed period of time. This agreement shall commence on January 1, 2003 and shall terminate as per the date Mr. Verhaar enters into employment with the Parent Company in the United States. Notwithstanding any other provision herein, this agreement shall in any event end on December 31, 2003 without prior notice or termination being required.

2
Duties and powers

2.1
As Vice President and General Manager Textile Coatings Global Business Unit of the Company, Mr. Verhaar shall devote all his energy and skill to the Company.

2.2
In the performance of his functions Mr. Verhaar shall also observe and comply with the guidelines of the Parent Company in effect from time to time.

2.3
Mr. Verhaar shall also perform the functions reasonably assigned to him by the Company for any companies affiliated with the Company or the Parent Company. Such functions shall be governed by the terms and conditions contained in this Agreement and shall not entitle Mr. Verhaar to any further remuneration.

2.4
Mr. Verhaar shall perform his functions from the office of the Company in Delfzijl. Mr. Verhaar acknowledges that in the performance of his duties he shall have to travel frequently throughout Europe and the United States. If so required in the opinion of the Company, Mr. Verhaar may be transferred to another location.

3
Salary and holiday allowance

  Mr. Verhaar shall receive a salary of Euro 263.175 gross per year. This corresponds to a monthly salary of Euro 18.664,89 which will be paid 14.1 times per year (and which does also include the holiday allowance of 8%).

4
Bonus

4.1
Mr. Verhaar shall participate in the Parent Company's Management Incentive Program ("MIP"), which is an annual bonus program. The target bonus opportunity for the year 2003 will be 55% of Mr. Verhaar's base salary as specified in Article 3. Metrics and objectives by which Mr. Verhaar will be evaluated for this discretionary bonus program will be identified in an separate document.

4.2
Payment of the bonus shall be made in accordance with the Parent Company's MIP Plan.

5
Pension

  The Company has a group pension scheme which Mr. Verhaar may join if and to the extent that he satisfies the requirements set out therein.

6
Other insurances

6.1
Mr. Verhaar will be eligible to receive the reimbursement for medical insurance applicable to white collar employees of the Company.

6.2
Mr. Verhaar may participate in the Company's Group Accident Insurance Policy. A copy of the insurance policy shall be supplied to Mr. Verhaar. The premium shall be paid by Mr. Verhaar.

7
Holidays

  For each full calendar year during which his employment hereunder continues, Mr. Verhaar shall be entitled to 24 work days' holiday on full pay, to be taken in consultation with the Company.

8
Illness or disablement

8.1
In the event of Mr. Verhaar's incapacity to work on account of illness or disablement the Company shall for a maximum period of twelve months, but until no later than the date when Mr. Verhaar's employment hereunder ends (if that date is the earlier), continue to pay 100 per cent of the salary as specified in Article 3 of this Agreement, subject to deduction of any benefits to be received by Mr. Verhaar under the social security laws and/or benefits under any other relevant insurances taken out by the Company.

8.2
During the period specified in 8.1 the Company shall continue to pay the premiums referred to in Articles 5 and 6, at any rate to the extent that such premiums are under said Articles to be borne by the Company and are not on any other account not payable.

8.3
For the purposes of this Article and Article 4, periods of incapacity to work following each other at intervals of less than four weeks shall be regarded as one consecutive period of incapacity to work.

8.4
On pain of forfeiture of his entitlement to continued payment of salary pursuant to this Article, Mr. Verhaar must strictly comply with the guidelines and instructions given by or on behalf of the Company regarding sick leave (of which Mr. Verhaar declares to be familiar with) and if so requested must co-operate in any medical examination with regard thereto. Forfeiture of the right on continued payment as provided above shall not prejudice the application of other sanctions in this respect.

9
Side activities/remuneration from third parties

9.1
During his employment Mr. Verhaar shall not perform any paid or unpaid side activities without prior written approval of the Company.

9.2
During his employment hereunder Mr. Verhaar shall not be permitted to have or take in any way, whether directly or indirectly, any interest in companies pursuing activities in competition with or similar or related to the activities of the Company and/or the companies affiliated with the Company, or any interest in companies who are suppliers and/or licensors and/or principals and/or buyers and/or licensees of the Company and/or the companies affiliated with the Company.

9.3
Mr. Verhaar shall not accept any monies or other remuneration from third parties in connection with his activities for the Company and/or the companies affiliated with the Company.

10
Confidentiality and non-disclosure

10.1
During his employment hereunder as well as after its termination -irrespective of the manner in which and the reasons for which his employment may be terminated- Mr. Verhaar shall treat as strictly confidential and not disclose to third parties, whether directly or indirectly, in any form or manner whatsoever, any information which comes to his knowledge regarding the business and interests of the Company (including the Parent Company and its subsidiaries and affiliates) and/or the companies affiliated with the Company and/or its customers and other business relations, all this in the broadest sense, unless the discharge of his duties requires the disclosure of such information to third parties on a need-to-know basis.

10.2
In the event that Mr. Verhaar is suspended and upon termination of his employment hereunder - irrespective of the manner in which and the reasons for which his employment may be terminated-Mr. Verhaar shall at the Company's first request to that effect surrender to the Company all property of the Company in his possession as well as all documents which in any way whatever relate to the Company and/or the companies affiliated with the Company and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents (whether or not recorded on data carriers) and property.

11
Intellectual property rights

11.1
All intellectual property nghts, including but not limited to copyright and patent, design and trade mark rights, in any products, works and/or services developed by Mr. Verhaar during or in connection with his employment hereunder shall vest in the Company.

11.2
Mr. Verhaar hereby, in so far as necessary, assigns to the Company, which assignment is hereby accepted by the Company, all intellectual property rights in any products, works and/or services developed (completely or in part) by Mr. Verhaar during or in connection with his employment hereunder. Mr. Verhaar agrees that where this assignment (or part thereof) should at any time prove to be legally invalid, he shall at such time assign said rights -without imposing any condition thereon- to the Company by a separate deed.

11.3
In respect of the products, works and/or services referred to in this Article, Mr. Verhaar hereby waives any and all moral rights as defined in Section 25 of the Copyright Act.

11.4
The provisions of this Article imply that both during his employment hereunder and at any time thereafter Mr. Verhaar shall not be permitted to commercially exploit or cause others to commercially exploit in whatever manner and/or to register or cause others to register any products, works and/or services developed by him during or in connection with his employment hereunder.

  The parties agree that the salary of Mr. Verhaar is deemed to include compensation for deprivation (if any) of intellectual property rights.

12
Remedy for breach of contract

12.1
In the event that Mr. Verhaar commits any breach of Articles 9, 10 and/or 11 he shall, in variance from the provisions of Section 7:650 subsections 3, 4 and 5 of the Civil Code, forfeit to the Company an immediately payable penalty of EUR 50,000 for each such breach, to be increased by EUR 5,000 for each day that any such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Company's right to demand full compensation for the loss actually suffered by it and/or to demand specific performance instead of the aforesaid penalty.

12.2
Payment of the penalty referred to in 12.1 shall not release Mr. Verhaar from his obligations specified in Articles 9, 10 and 11.

13
Final provisions

13.1
This Agreement and any and all disputes which may arise from or in connection with this Agreement shall be governed by the laws of the Netherlands.

13.2
Any and all disputes which may arise from or in connection with this Agreement shall be submitted to the Dutch competent court.

13.3
All income tax and social security contributions which an employer must by law deduct from his employees' salaries and pay to the relevant authorities shall be so deducted from and paid in respect of all amounts to be paid to Mr. Verhaar under this Agreement, unless it follows from the nature of the payment that it may be made tax-free.

13.4
If at any time it is determined by the Inspector of Taxes and/or the Implementing Authority Employees Insurances ("UVVV") that any of the payments to be made to Mr. Verhaar under Article 4 are (in part) subject to the levy of income tax and/or social security contributions, the compulsory deductions shall be made yet and charged to the debit of Mr. Verhaar. As from such time the amounts of the relevant future payments under Article 4 shall be reduced to the level at which such payments may be made tax-free.

13.5
Within the limits of reasonableness the Company reserves the right to modify and/or supplement this Agreement and all arrangements made hereunder between the parties, if in the Company's judgement circumstances warrant such modification or supplementation.

13.6
Except for the non-competition agreement executed with the Parent Company, the foregoing constitutes the entire agreement between the parties and supersedes all agreements and undertakings previously made and given by and between Mr. Verhaar and the (bodies of the) Company and/or companies affiliated with the Company. Variations from or supplements to this Agreement shall be valid only if based on a resolution of the General Meeting of Shareholders of the Company.

14
Severance pay

14.1
If the employment is terminated (i) by the Company prior to the expiration of this Contract and for any reason other than for cause or (ii) because of the expiration of the Contract at the end of its term, in either case without Mr. Verhaar being offered employment by the Parent Company, then in order to prevent a situation of unfair dismissal and to settle in advance any dispute thereon the Company shall by way of a hereby fixed compensation pay to Mr. Verhaar on the effective date of termination a sum equal to the amount paid by the Company to Mr. Verhaar's salary (as referred to in Article 3) in the last twelve months of his employment, including his benefits.

14.2
The parties expressly consider the arrangements described in this Article to be a "vaststellingsovereenkoms!" (agreement establishing the parties' existing legal relationship) in the terms of Section 7:900 of the Netherlands Civil Code.

In witness whereof this Agreement was executed in three originals and signed by the parties effective as of January 1, 2003.

NOVEON SALES HOLLAND B.V.

P. Poty Director Human Resources and Regulatory Affairs EMEAI

K. VERHAAR

Noveon Sales Holland B.V.
Oosterhorn 4
NL-9936
HD Farmsum
The Netherlands
Tel.: +31 596 648700
Fax.: +31 596 648790
HR Groningen: 27093978
BTW: NL 809 46 44 69 B01

ADDENDUM
to the employment contract with
 NOVEON SALES HOLLAND B.V. AND KEES VERHAAR
signed on January 1, 2003

With respect to the application of the 30%-facility, the following will be taken into account:

1.
If, and insofar, Kees Verhaar is, based on article 9 of the 'Uitvoeringsbesluit loonbelasting 1965', entitled to receive a tax-free cost reimbursement for extraterritorial costs, it has been agreed with Kees Verhaar that his current employment income ('loon uit tegenwoordige dienstbetrekking') as described in article 9 of the 'Uitvoeringsbesluit loonbelasting 1965', will be reduced according to labour law so that 100/70 of his current employment income equals the originally agreed employment income.

2.
If, and insofar, article 1 is applicable, Kees Verhaar receives a cost reimbursement for extraterritorial costs from Noveon Sales Holland B.V. equal to 30/70 of the current employment income as agreed in article 1.

3.
Kees Verhaar acknowledges the fact that an adjustment of the agreed remuneration of article 1 can influence all employment income related payments and benefits like pension and social security benefits. Nevertheless above-mentioned, pension will be built up over the reduced employment income as mentioned under article 1 increased with the cost reimbursement for extraterritorial cost as mentioned in article 2.

Herewith, Noveon Sales Holland B.V. and Kees Verhaar acknowledge the above.

Kees Verhaar	Noveon Sales Holland B.V. P. Poty

(signature)	(signature)

Date: January 1, 2003	Date: January 1, 2003